Exhibit 10.13

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into as of the 22nd day of January, 2020, by and between T-C 33 ARCH STREET LLC, a Delaware limited liability company (“Landlord”) and KARUNA THERAPEUTICS, INC (formerly known as Karuna Pharmaceuticals, Inc.), a Delaware corporation (“Tenant”). Landlord and Tenant hereby represent and agree as follows:

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain lease dated November 2, 2018 (the “Original Lease”) with respect to certain premises consisting of 7,050 rentable square feet on the 31st floor, (the “Existing Premises”) in the building having an address of 33 Arch Street, Boston, Massachusetts (the “Building”);

WHEREAS, the parties desire to amend the Original Lease in order to expand the Premises, extend the term of the Original Lease, and make other agreements according to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the covenants and agreements herein contained, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms. All capitalized terms not otherwise modified or defined herein shall have the same meanings as are ascribed to them in the Original Lease. All references herein to the “Lease” or “this Lease” or “the Lease” or “herein” or “hereunder” or similar terms, or to any section thereof shall mean the Original Lease, or such section thereof, as amended by this Amendment.

2.Extension of Term. The current term of the Original Lease (the “Current Term”) is due to expire on February 28, 2023 (the “Original Expiration Date”). The Current Term is hereby extended for an additional term (the “Extension Term”) commencing on March 1, 2023 (the “Extension Term Commencement Date”) and expiring on December 31, 2023 (the “Extension Term Expiration Date”). As of the date of this Amendment, all references in the Lease to the word “Term” or “term” or the phrase “Lease Term” shall be deemed to mean and refer to the Current Term together with the Extension Term. The Extension Term shall be upon all of the same terms and conditions of the Lease for the Current Term, except as otherwise provided in this Amendment. Tenant acknowledges that it is in possession of the Existing Premises and accepts the Existing Premises in “AS IS, WHERE IS, WITH ALL FAULTS CONDITION,” without any representations or warranties by Landlord to Tenant as to the condition of the Existing Premises.

3.Existing Premises.

A.Base Rent—Existing Premises-Current Term.  Tenant shall continue to pay Base Rent for the Existing Premises during the remainder of the Current Term (i.e. through February 28, 2023) at the respective rates, and in the manner and at the times provided in the Original Lease.

B.Base Rent—Existing Premises-Extension Term.  Tenant shall pay Base Rent for Existing Premises during the period commencing on the Extension Term Commencement Date (i.e., March 1, 2023) and continuing through the Extension Term Expiration Date (i.e. December 31, 2023) at the rate of $73.00 per rentable square foot per annum (i.e., $514,650.00 per annum; $42,887.50 per month) in the manner and at the times set forth in the Original Lease.

{A0643042.8 }

C.Operating Expenses and Taxes—Existing Premises. Tenant shall continue to pay Additional Rent on account of Operating Expenses and Taxes with respect to the Existing Premises during the remainder of the Term as extended by this Amendment (i.e., through December 31, 2023) as set forth in the Original Lease, it being acknowledged that Tenant’s Proportionate Share, Base Year for Operating Expenses and Base Year for Real Estate Taxes shall be as set forth in the Original Lease.

4.Expansion Premises A.

A.Delivery of Expansion Premises A. Landlord and Tenant have agreed to expand the Premises to include the approximately 2,422 rentable square feet on the thirty-first (31st) floor of the Building, as shown on the plan attached hereto as Exhibit A  ("Expansion Premises A"). Landlord shall deliver Expansion Premises A to Tenant for completion of Tenant’s Work (defined below) on or before February 1, 2020 vacant and broom clean and free of all personal property and with all Building systems serving Expansion Premises A in good working order and condition (such date of delivery being referred to herein as the “Expansion Premises A Commencement Date”). Tenant agrees that a delay by Landlord in delivering Expansion Premises A to Tenant shall not be a default by Landlord hereunder, shall not entitle Tenant to terminate the Lease as to Expansion Premises A or otherwise, and shall not entitle Tenant to any abatement of rent, damages, or any other remedy on account of such delay provided, however, that if Landlord shall fail to deliver Expansion Premises A to Tenant on or before February 15, 2020 (as extended due to Force Majeure and due to any Tenant Delay (defined below), the “Expansion Premises A Extended Delivery Date”), Tenant shall be entitled to a day for day credit against the Expansion Premises A Base Rent (defined below) payable hereunder for each day after the Expansion Premises A Extended Delivery Date that Landlord has failed to deliver Expansion Premises A. For purposes of this Section 4 (A), a Tenant Delay shall be any delay in the actual delivery of Expansion Premises A resulting from Tenant’s failure to timely perform any of its obligations under the Lease or resulting from any act or omission of Tenant, its agents, employees or contractors. Landlord shall deliver Expansion Premises A to Tenant, and, except as otherwise set forth herein, Tenant agrees to accept Expansion Premises A from Landlord in their then existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition. Without limitation of the maintenance and repair obligations imposed upon Landlord by the express terms of the Lease, Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term.

The Term of the Lease with respect to Expansion Premises A shall commence on Expansion Premises A Commencement Date, Rent shall commence with respect to Expansion Premises A on the date that is two (2) months following the Expansion Premises A Commencement Date (the “Expansion Premises A Rent Commencement Date”), and the Term shall expire on the Extension Term Expiration Date, unless sooner terminated in accordance with the terms of the Lease. Effective as of the Expansion Premises A Commencement Date, the “Premises” under the Lease shall be comprised of the Existing Premises and Expansion Premises A, having a total of approximately 9,472 rentable square feet.  Promptly upon the occurrence of the Expansion Premises A Commencement Date, Landlord and Tenant shall execute and deliver a commencement date agreement designating the Expansion Premises A Commencement Date and the Expansion Premises A Rent Commencement Date, but the failure by either party to execute and deliver such an agreement shall have no effect on the Expansion Premises A Commencement Date or Expansion Premises A Rent Commencement Date determined as above.

A.Base Rent--Expansion Premises A. Beginning on the Expansion Premises A Rent Commencement Date through the Extension Term Expiration Date, Tenant shall pay Base Rent with respect to Expansion Premises A (the “Expansion Premises A Base Rent”) in the manner and at the times set forth in the Original Lease at the rates set forth below:

Period:	Annual Base Rent for Expansion Premises A:	Monthly Base Rent for Expansion Premises A	Per Rentable Square Foot of Expansion Premises A (2422 rsf)
Expansion Premises A Rent Commencement Date through December 31, 2020	$185,283.00	$15,440.25	$76.50
January 1, 2021-December 31, 2021	$189,909.02	$15,825.75	$78.41
January 1, 2022-December 31, 2022	$194,656.14	$16,221.35	$80.37
January 1, 2023-December 31, 2023	$199,524.36	$16,627.03	$82.38

*annualized

C.Operating Expenses and Taxes--Expansion Premises A.  During the period beginning on the Expansion Premises A Rent Commencement Date and continuing through the remainder of the Term as extended hereby, Tenant shall pay Additional Rent on account of Operating Expenses and Taxes with respect to Expansion Premises A calculated based on a Tenant’s Proportionate Share of 0.401%, a Base Year for Operating Expenses of Calendar Year 2020, and a Base Year for Real Estate Taxes of Fiscal Year 2020, and otherwise calculated in the manner set forth in the Original Lease, payable in the manner and at the times set forth in the Original Lease.

D.Tenant Improvement Allowance—Expansion Premises A. Landlord shall provide to Tenant a Tenant Improvement Allowance of up to $66,605.00 in the aggregate (“Expansion Premises A Tenant Improvement Allowance”) to be applied to hard costs, and, subject to the limitations set forth below, soft costs, incurred by Tenant with respect to the performance of Tenant’s Work in Expansion Premises A (“Tenant’s Expansion Premises A Work”) and to the hard costs and, subject to the limitations set forth below, the soft costs, incurred by Tenant with respect to the performance of Tenant’s Work in Expansion Premises B (“Tenant’s Expansion Premises B Work”, and together with Tenant’s Expansion Premises A Work, collectively “Tenant’s Expansion Premises Work”) provided that requisitions are submitted by Tenant in accordance with the provisions of this Amendment on or before the date that is eighteen (18) months after the Expansion Premises B Commencement Date (the “Expansion Premises Outside Requisition Date”).  The costs of Tenant’s Expansion Premises Work shall not include costs arising from any default or from any facts or circumstances that could become a default after applicable notice and cure periods, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the Premises or Tenant’s interest therein.

The portion of the Expansion Premises A Tenant Improvement Allowance that may be allocated by Tenant to soft costs of Tenant’s Expansion Premises Work shall be limited to a maximum of twenty-five percent (25%) of the Expansion Premises A Tenant Improvement Allowance.

Notwithstanding the foregoing, if any portion of the Expansion Premises A Tenant Improvement Allowance remains after payment of the hard costs and soft costs of Tenant’s Expansion Premises Work Tenant may apply the remaining balance of the Expansion Premises A Tenant Improvement Allowance to the installments of Base Rent (or portions thereof) payable under the Lease, provided that, on or before the Expansion Premises Outside Requisition Date, Tenant shall notify Landlord in writing of the amount of the remainder of the Expansion Premises A Tenant Improvement Allowance to be allocated to Base Rent (the “Expansion Premises A Rent Allocation”). The Expansion Premises A Rent Allocation shall be credited to the next payable installments of Base Rent (or portions thereof). Landlord shall not be obligated to disburse funds for materials stored off-site.

5.Expansion Premises B

A.Delivery of Expansion Premises B. Landlord and Tenant have agreed to expand the Premises to include the approximately 1,751 rentable square feet on the thirty-first (31st) floor of the Building, as shown on the plan attached hereto as Exhibit B  ("Expansion Premises B"). Landlord agrees to deliver Expansion Premises B to Tenant for completion of Tenant’s Expansion Premises Work (defined below), vacant and broom clean and free of all personal property and with all Building systems serving Expansion Premises B in good working order and condition (such date of delivery being referred to herein as the “Expansion Premises B Commencement Date”). Landlord estimates that Expansion Premises B will be delivered to Tenant on or about July 1, 2020 (the “Estimated Expansion Premises B Delivery Date”). Tenant agrees that a delay by Landlord in delivering Expansion Premises B to Tenant shall not be a default by Landlord hereunder, shall not entitle Tenant to terminate the Lease as to Expansion Premises B or otherwise, and shall not entitle Tenant to any abatement of rent, damages, or any other remedy on account of such delay; provided, however, that (1) if Landlord shall fail to deliver Expansion Premises B to Tenant in the condition provided herein on or before September 1, 2020 (as such date may be extended due to Force Majeure and due to any Tenant Delay (defined below), the “Expansion Premises B Extended Delivery Date”), Tenant shall be entitled to a day per day credit against the Expansion Premises B Base Rent otherwise payable hereunder for each day after the Expansion Premises B Extended Delivery Date that delivery of Expansion Premises B was delayed and (2) Landlord shall fail to deliver Expansion Premises B to Tenant in the condition provided herein on or before December 31, 2020 as extended due to any Tenant Delay and due to Force Majeure (the “Expansion Premises B Outside Delivery Date”), Tenant shall have the right to terminate the Lease as to Expansion Premises B only, by written notice to Landlord given within ten (10) days following the Expansion Premises B Outside Delivery Date. Landlord shall deliver Expansion Premises B to Tenant, and, except as otherwise set forth herein, Tenant agrees to accept Expansion Premises B from Landlord in their then existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition. Without limitation of the maintenance and repair obligations imposed upon Landlord by the express terms of the Lease, Landlord shall have no obligation to refurbish or otherwise improve the Premises throughout the Lease Term. For purposes of this Section 5 (A), a Tenant Delay shall be any delay in the actual delivery of Expansion Premises B resulting from Tenant’s failure to timely perform any of its obligations under the Lease or resulting from any act or omission of Tenant, its agents, employees or contractors.

The Term of the Lease with respect to Expansion Premises B shall commence on the Expansion Premises B Commencement Date, Rent shall commence with respect to Expansion Premises B on the date that is two (2) months following the Expansion Premises B Commencement Date (the “Expansion Premises B Rent Commencement Date”), and the Term shall expire on the Extension Term Expiration Date, unless sooner terminated in accordance with the terms of the Lease. Effective as of the Expansion Premises B Commencement Date, the “Premises” under the Lease shall be comprised of the Existing Premises, Expansion Premises A, and Expansion Premises B, having a total of approximately 11,223 rentable square feet.  Promptly upon the occurrence of the Expansion Premises B Commencement Date, Landlord and Tenant shall execute and deliver a commencement date agreement designating the Expansion Premises B Commencement Date and the Expansion Premises B Rent Commencement Date, but the failure by either party to execute and deliver such an agreement shall have no effect on the Expansion Premises B Commencement Date or the Expansion Premises B Rent Commencement Date determined as above.

B.Base Rent--Expansion Premises B. Beginning on the Expansion Premises B Rent Commencement Date through the Extension Term Expiration Date, Tenant shall pay Base Rent with respect to Expansion Premises B (the “Expansion Premises B Base Rent”) in the manner and at the times set forth in the Original Lease at the rates set forth below:

Period:	Annual Base Rent for Expansion Premises B	Monthly Base Rent for Expansion Premises B	Per Rentable Square Foot of Expansion Premises B (1751 rsf)
Expansion Premises B Rent Commencement Date through December 31, 2020	$133,951.50	$11,162.63	$76.50
January 1, 2021-December 31, 2021	$137,295.91	$11,441.33	$78.41
January 1, 2022-December 31, 2022	$140,727.87	$11,727.32	$80.37
January 1, 2023-December 31, 2023	$144,247.38	$12,020.62	$82.38

*annualized

C.Operating Expenses and Taxes-Expansion Premises B.  During the period beginning on the Expansion Premises B Rent Commencement Date and continuing through the remainder of the Term as extended hereby, Tenant shall pay Additional Rent on account of Operating Expenses and Taxes with respect to Expansion Premises B calculated based on a Tenant’s Proportionate Share of 0.290%, a Base Year for Operating Expenses of Calendar Year 2020, and a Base Year for Real Estate Taxes of Fiscal Year 2020, and otherwise calculated in the manner set forth in the Original Lease, payable in the manner and at the times set forth in the Original Lease.

D.Tenant Improvement Allowance—Expansion Premises B. Landlord shall provide to Tenant a Tenant Improvement Allowance of up to $48,152.50 in the aggregate (“Expansion Premises B Tenant Improvement Allowance”) to be applied to hard costs, and, subject to the limitations set forth below, soft costs, incurred by Tenant with respect to the performance of Tenant’s Expansion Premises Work provided that (i) the Expansion Premises B Tenant Improvement Allowance shall not be made available to Tenant until the Expansion Premises B Commencement Date shall have occurred, and (ii) requisitions must be submitted by Tenant in accordance with the provisions of this Amendment on or before the Expansion Premises Outside Requisition Date. The portion of the Expansion Premises B Tenant Improvement Allowance that may be allocated by Tenant to soft costs of Tenant’s Expansion Premises Work shall be limited to a maximum of twenty-five percent (25%) of the Expansion Premises B Tenant Improvement Allowance.

Notwithstanding the foregoing, if any portion of the Expansion Premises B Tenant Improvement Allowance remains after payment of the hard costs and soft costs of Tenant’s Expansion Premises Work Tenant may apply the remaining balance of the Expansion Premises B Tenant Improvement Allowance to the installments of Base Rent (or portions thereof) payable under the Lease, provided that, on or before the Expansion Premises Outside Requisition Date, Tenant shall notify Landlord in writing of the amount of the remainder of the Expansion Premises B Tenant Improvement Allowance to be allocated to Base Rent (the “Expansion Premises B Rent Allocation”). The Rent Allocation shall be credited to the next payable installments of Base Rent (or portions thereof).

6.General Construction Provisions.

A.Requisitions.  The Expansion Premises A Tenant Improvement Allowance and Expansion Premises B Tenant Improvement Allowance, as the case may be, shall be payable by Landlord to Tenant (or, at Landlord’s option, directly to Tenant’s contractor) upon written requisition to Landlord.  Prior to payment of any such installment Tenant shall deliver to Landlord a written request, which request shall be given no more frequently than once every thirty (30) days, for such disbursement, which shall be accompanied by:  (i) in the case of any payments to be made to Tenant, and not as a direct payment to the contractor, copies of paid invoices from Tenant’s contractor, and partial lien waivers or final lien waivers (in the case of a final installment) with respect to all invoices to be paid from such requisition, (ii) in the case of any payments to be made as a direct payment to the contractor, invoices with respect to the work for which payment is requested, and partial lien waivers with respect to such work (or final lien waivers in the case of a final installment) conditioned only upon payment of such invoices; (iii) a certificate signed by the Tenant’s architect certifying that the work represented by the aforementioned invoices has been completed substantially in accordance with the plans previously approved by Landlord which may be on AIA form G702; (iv) when the work is substantially complete, a certificate of substantial completion signed by Tenant’s architect which may be on AIA form G704, and, if applicable, as-built plans for Tenant’s Expansion Premises A Work or Tenant’s Expansion Premises B Work, as the case may be, prepared by Tenant’s architect (in the case of a final installment); and (v) all other commercially reasonable information and materials reasonably requested by Landlord.  Landlord shall pay each installment within thirty (30) days of receiving the request for such disbursement together with the materials enumerated in the previous sentence and satisfying the requirements thereof. Each installment by Landlord will be in the amount of Landlord’s pro-rata share based on the ratio of (A) the sum of the Expansion Premises A Tenant Improvement Allowance and Expansion Premises B Tenant Improvement Allowance being allocated to by Tenant to the Tenant’s Expansion Premises Work included in the relevant construction and design contract to (B) the total cost of the Tenant’s Expansion Premises Work included in the relevant construction and design contract, as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant for such Work (subject to all conditions and limitations set forth in this Amendment), less a retainage equal to the greater of the retainage set forth in the construction and design contract or five percent (5%) of amount due under the construction contract.  Tenant shall be entirely responsible for the costs of Tenant’s Expansion Premises Work except to the extent required to be paid by Landlord in accordance with the terms of this Amendment. In no event shall Landlord be required to pay more than the Expansion Premises A Tenant Improvement Allowance and the Expansion Premises B Tenant Improvement Allowance as provided in this Amendment or to pay either the Expansion Premises A Tenant Improvement Allowance or the Expansion Premises B Tenant Improvement Allowance except as provided in this Amendment.

B.Plans.  Tenant shall prepare at its sole cost and expense, plans and specifications for the improvements Tenant desires to make to the Premises (the “Plans”).  The Plans shall be submitted to Landlord for Landlord’s reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed, and Landlord shall respond in writing to such request within ten (10) business days after Tenant’s request.  Any disapproval by Landlord of the Plans shall be accompanied by a reasonably specific statement of reasons therefor.  If disapproved by Landlord, Tenant shall cause the Plans to be revised in a manner sufficient to remedy Landlord's objections and/or respond to Landlord's concerns and shall resubmit the revised the Plans to Landlord.  If Landlord shall again disapprove of the Plans, Tenant shall again revise such plans and resubmit them to Landlord pursuant to the foregoing procedures until the Plans have been approved by Landlord.  The final approved Plans shall be stamped by a Massachusetts-registered architect and/or engineer, such architect and engineer being subject to Landlord's reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed, and shall comply with all applicable laws, ordinances and regulations (including, without limitation, the applicable requirements of the Americans with Disabilities Act of 1990 and the Massachusetts Architectural Access Board, as amended from time to time, and the regulations promulgated thereunder) and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for construction.  Landlord will not approve any alterations or additions that require unusual expense to readapt the Premises to normal office use on expiration or termination of this Lease or increase the cost of insurance on the Building, unless Tenant first gives assurances acceptable to Landlord that such readaptation will be made prior to such expiration or termination without expense to Landlord and for payment of any such increased cost. Landlord reserves the right to require Tenant to use Landlord’s engineer to prepare all engineering plans and drawings for any structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler portions of Tenant’s Expansion Premises Work. Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to Tenant’s Expansion Premises A Work or Tenant’s Expansion Premises B Work is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise.

C.Performance of Tenant’s Work.  Promptly after Landlord’s approval of the Plans therefor (the “Approved Plans”) and receipt by Tenant of all required permits and approvals, Tenant shall commence and exercise all reasonable efforts to complete Tenant’s Expansion Premises A Work or Tenant’s Expansion Premises B Work, as the case may be (each referred to for purposes of this Section as “Tenant’s Work”) Tenant's Work shall be performed by a general contractor reasonably approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, under a written construction contract.  The approval by Landlord of Tenant's general contractor shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, the defaults or other acts or omissions of the general contractor.  Prior to commencing Tenant’s Work, Tenant shall obtain and provide Landlord with copies of, all state, local and other necessary permits and shall carry such insurance and require its contractors to carry such insurance as is required under the Lease (naming Landlord, Landlord’s property manager, any holder of any Security Document and any other parties reasonably designated by Landlord as additional insureds) and shall deliver insurance certificates with respect to such insurance.  In addition, Landlord may reasonably monitor the progress of Tenant's Work, including, without limitation, attend any weekly or other periodic job meetings.  Any review and monitoring of Tenant’s Work by Landlord shall not impose upon Landlord any responsibility or liability whatsoever to Tenant as a result of, or arising out of, Tenant’s Work.  Tenant shall pay to Landlord, as additional rent, the reasonable costs of Landlord’s third party engineers and other third party consultants (but not Landlord’s on-site management personnel) for the cost of monitoring Tenant’s Work and for the cost of review of all plans, specifications and working drawings for the Tenant’s Work, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. Within forty‑five (45) days after completion of any Tenant's Work, Tenant shall provide to Landlord "as-built" plans of the Tenant's Work.  Tenant shall provide Landlord with copies of the certificate of occupancy for any Tenant's Work that requires a certificate of occupancy reasonably promptly after completion of such Tenant's Work.

7.Security Deposit.  The parties hereby acknowledge that Landlord is currently holding a Security Deposit in the form of a Letter of Credit in the amount of One Hundred Twenty-Three Thousand Three Hundred Seventy-Five and 00/100 Dollars ($123,375.00) pursuant to Paragraph 2 (c) of the Lease.  Tenant shall, at the time that Tenant executes and delivers this Amendment to Landlord, deliver an amendment to the Letter of Credit increasing the amount to $156,862.89 or deliver a replacement letter of credit satisfying the requirements of the Lease from an issuer approved by Landlord in the amount of $156,862.89.

8.Brokers. Each party represents to the other that it has not dealt with any broker in connection with this Amendment other than CBRE and JLL (the “Brokers”). Landlord agrees to pay the Brokers pursuant to a separate agreement. Each of Landlord and Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Amendment other than the Brokers, and, in the event of any brokerage claims against Landlord or Tenant, as applicable,  predicated upon prior dealings with the other party, such other party agrees to defend the same and indemnify Landlord or Tenant, as applicable, against any such claim.

9.Miscellaneous. All capitalized terms used herein, unless otherwise defined herein, shall have the same meaning as the same capitalized terms used in the Original Lease. The conditions, covenants and agreements herein contained shall be binding upon the parties hereto and their respective successors and assigns. This Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed within such state without regard to principles of conflicts of law. The illegality, invalidity or unenforceability of any provision of this Amendment under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

10.Ratification of Lease and Estoppel. Except as herein modified or amended, the provisions, conditions and terms of the Original Lease shall remain unchanged and in full force and effect. The Lease constitutes the entire agreement between Landlord and Tenant and the Lease is in full force and effect. Tenant represents that  a) neither Landlord nor Tenant is in default under any of the terms, covenants or provisions of the Lease; b) there are no offsets or defenses to the payment of the Rent, Additional Rent, or other sums payable by Tenant under the Lease; c) Landlord has completed any and all improvements or other work required to be completed by Landlord under the Original Lease and has paid all improvement allowances or other monetary concessions or payments required to be paid by Landlord under the Original Lease.

[SIGNATURE PAGES TO FOLLOW]

SIGNATURE PAGE TO OFFICE LEASE

BY AND BETWEEN T-C 33 ARCH STREET LLC, AS LANDLORD,

AND KARUNA THERAPEUTICS, INC., AS TENANT

Landlord and Tenant have executed this First Amendment to Lease as of the day and year first above written.

LANDLORD:

T-C 33 ARCH STREET LLC,

a Delaware limited liability company

By:Teachers Insurance and Annuity Association of America, Managing Investor

By: /s/ William K. Arkamowitz

Name: William K. Arkamowitz

Title: Authorized Signatory

Date of Execution: ___________________

SIGNATURE PAGE TO OFFICE LEASE

BY AND BETWEEN T-C 33 ARCH STREET LLC, AS LANDLORD,

AND KARUNA THERAPEUTICS, INC., AS TENANT

TENANT:
KARUNA THERAPEUTICS, INC., a Delaware corporation By: /s/ Troy A. Ignelzi Name: Troy A. Ignelzi Title: Chief Financial Officer

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